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EXHIBIT 99.1 -- Press release


For Immediate Release                   Contacts
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November 15, 2005                       Brian Beckwith, President & CEO
                                        Michael DeMarco, Chief Financial Officer
                                        (201) 712-0090
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CORRECTION -- Third Quarter Results for Peoples Educational Holdings, Inc.
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Saddle Brook, New Jersey, November 15, 2005 -- Peoples Educational Holdings,
Inc. (Nasdaq: PEDH), said that its revenue for the third quarter ended September 30, 2005, was incorrectly stated in the first paragraph of its press release issued on November 14, 2005. The correct revenue for its third quarter ended September 30, 2005, was $14.0 million, as opposed to the reported $14.9 million. Other information presented in the press release, including the percentage increase in revenue over the same period in 2004, was correctly stated.

About Peoples Educational Holdings, Inc.
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Peoples Educational Holdings, Inc., is a publisher and marketer of print and electronic supplementary educational materials for the K-12 school market. The Company focuses its efforts in four market areas:

     1. Test Preparation and Prescriptive Assessment materials targeted to state-specific standardized tests

     2. College Preparation materials for academically rigorous high school programs

     3. Instruction materials are standards based, state specific products that focus on challenging concepts required by state standards

     4. Professional Development materials are print based products for the training and continuing education of teachers

The Company's proprietary products are supplemental in nature, meaning that they are predominately soft-cover, high gross profit margin titles that can be sold efficiently through the Company's direct sales force, as well as through catalogs, direct mail, telemarketing, and independent commission sales representatives. Distributed products are both basal and supplemental in nature.


This press release contains forward-looking statements regarding the Company and its markets as defined in section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve a number of risks and uncertainties, including (1) demand from major customers, (2) effects of competition, (3) changes in product or customer mix or revenues and in the level of operating expenses, (4) rapidly changing technologies and the Company's ability to respond thereto, (5) the impact of competitive products and pricing, (6) local and state levels of educational spending, (7) ability to retain qualified personnel, (8) ability to retain its distribution agreements in the College Preparation market,
(9) the sufficiency of the Company's copyright protection, and (10) ability to continue to rely on the services of a third party warehouse, and other factors as discussed in the Company's filings with the SEC. The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks


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and uncertainties. The Company undertakes no obligation to revise any forward-looking statements in order to reflect events or circumstances that may arise after the date of this report. Readers are urged to carefully review and consider the various disclosures made by the Company in this press release and the reports the Company files with the Securities and Exchange Commission that attempt to advise interested parties of the risks and factors that may affect the Company's business and results of operations.


Peoples Publishing Group, Inc., Saddle Brook, NJ
Investor Contact: Michael DeMarco
Press Contact: Michael DeMarco
Phone: 201-712-0090
investorrelations@peoplespublishing.com
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